ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

ALLCITYBRANDS.COM, INC.

Pursuant to the provisions of Section 78.385, et. seq., of the Nevada Revised Statutes, Allcitybrands.com, Inc., a Nevada corporation, hereinafter referred to as the “Corporation,” hereby  adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:

The name of the Corporation is Allcitybrands.com, Inc.

SECOND:

Article I of the Articles of Incorporation shall be amended to read as follows:

Article I

The name of the corporation is Calibrus, Inc.

THIRD:

By executing these Articles of Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that on January 19, 2000, the foregoing amendment to the Articles of Incorporation of Allcitybrands.com, Inc., was authorized and approved pursuant to Section 78.390 of the Nevada Revised Statutes by the consent of the majority of the Corporation’s shareholders.  The number of issued and outstanding shares entitled to vote on the foregoing amendment to the Articles of Incorporation was 5,000,000 of which 5,000,000 shares voted for, no shares voted against and no shares abstained from the foregoing amendment to the Articles of Incorporation.  No other class of shares was entitled to vote thereon as a class.

DATED this 19th day of January, 2000

_/s/ Jeff Holmes_ ____________

Jeff Holmes, President

_/s/ Greg Holmes ____________

Greg Holmes, Secretary

State of Arizona

)

:

County of __________

)

On this ___ day of January, 2000, personally appeared before me, the undersigned, a notary public, Jeff Holmes and Greg Holmes, who being by me first duly sworn, declared that they are the president and secretary, respectively, of the above-named corporation, that they signed the foregoing Articles of Amendment to the Articles of Incorporation and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL.

__________________________________

Notary Public